EXHIBIT 99.1

         200 Connell Drive
Berkeley Heights, NJ  07922

Genta Provides Comprehensive Update of Research and Development Activities

-- Genasense® Phase 3 survival result in melanoma due early Q2 2011

-- Multiple presentations from tesetaxel clinical trials expected at ASCO

-- Lead oral-gallium candidates advance to animal studies

BERKELEY HEIGHTS, NJ – January 11, 2011 – Genta Incorporated (OTCBB:  GNTA) provided a comprehensive update of its Research and Development programs this week in conjunction with the Company’s presentation at the Biotech Showcase in San Francisco today.

Genasense® (oblimersen sodium) Injection

As one of the founding antisense companies, Genta has initiated and completed more randomized Phase 3 trials with these compounds than any other company.  Genasense, the company’s lead oligonucleotide compound, targets a central regulatory protein in a network of cell death molecules, known as Bcl-2.  Over-expression of Bcl-2 is a common feature of many types of human cancer.  Extensive preclinical data have shown that targeted reduction of Bcl-2 with Genasense can amplify the effectiveness of many types of cancer therapy.

Genta has completed accrual into two randomized Phase 3 trials of Genasense in patients with advanced melanoma, known as GM301 and AGENDA, respectively.  Two-year followup of GM301 showed that patients treated with Genasense plus chemotherapy achieved statistically significant improvements in early endpoints of overall response and progression-free survival (PFS), but that the primary endpoint of overall survival (OS) was not significantly superior (P=0.077).  Extensive analysis of GM301 showed that patients who derived maximum survival benefit in the Genasense group were characterized by low-normal levels of the tumor biomarker, lactate dehydrogenase (LDH).

AGENDA was designed similarly to GM301 with only a few differences:  eligibility was limited to patients with low-normal LDH; a placebo was employed to maintain a double-blind design; co-primary endpoints included PFS and OS; and survival was captured on all patients up to 2 years from entry of the last patient.  Early endpoints from AGENDA again showed improvements for patients treated with Genasense plus chemotherapy, but the differences were not statistically significant.  A futility analysis conducted by the independent Data Monitoring Board, based on approximately 50% of projected mortality, indicated that the conditional probability to observe the originally projected OS difference exceeded 50%.  The Company currently projects a total mortality of approximately 250 events by the end of the study, which yields an overall statistical power for the study of approximately 84%.  (Please note that none of these calculations reflect the likelihood of achieving a positive or negative result.  They refer only to the likelihood of observing a statistically significant result [P < 0.05] with the originally assumed difference [i.e., a hazard ratio for OS = 0.69].)

Followup for determination of the late endpoints of durable response (i.e., > 6 months duration) and overall survival will conclude on March 31, 2011.  Release of these data is anticipated in early Q2 2011.  If the survival result is positive, the Company envisions filing a New Drug Application (NDA) to the Food and Drug Administration (FDA) during 2011.

Tesetaxel

As the leading oral taxane, tesetaxel offers multiple potential advantages over other members of this drug class, including:

•	Elimination of serious (occasional fatal) hypersensitivity reactions
•	Elimination of requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduced damage to peripheral nerves
•	Activity in cancers that are resistant to standard taxanes
•	Flexible and convenient dosing for patients
•	Reduced need for extended medical and nursing observation

Completed Phase 2 studies have shown promising activity in patients with advanced gastric cancer and breast cancer.  Genta has initiated confirmatory Phase 2 trials in both these diseases, and also in bladder cancer.  Initial data from these three trials will be submitted to the annual meeting of the American Society of Clinical Oncology in June 2011.  In addition, the Company anticipates completion of a “food-effect” study (that may obviate the current need to fast before taking tesetaxel), as well as a dose-ranging study to establish a weekly dosing regimen.  After completing the confirmatory Phase 2 study, the Company plans a randomized Phase 2b trial of two dosing schedules in breast cancer, since schedule-related differences in efficacy have been observed using standard taxanes.

Genta has indicated that gastric cancer will be its lead indication for a Phase 3 registration-directed trial.  The Company has met with regulatory authorities in the U.S., Europe, and Japan to seek advice regarding the design and analysis of this study.  The “Scientific Advice” process from the European Medicines Agency has been completed.  Both the FDA and its Japanese counterpart (PMDA) have requested further safety data with the proposed Phase 3 drug combination.  The Company expects to complete this work in Q2 2011, and Genta plans to secure a formal Special Protocol Assessment (SPA) for this trial in the U.S.  Since general agreement on study design and analysis has already been achieved, site recruitment and reviews by institutional review boards will continue through Q1-2 2011 on a finalized protocol, so that patient accrual can begin promptly upon receipt of the SPA.

Gallium-Containing Compounds

Genta markets Ganite® (gallium nitrate injection) in the U.S. for treatment of cancer-related hypercalcemia that has not adequately responded to hydration.  Low doses of the active ingredient in Ganite have been tested, and clinical proof-of-concept has been established in diseases that are broadly associated with accelerated bone loss, including bone metastases, Paget’s disease, and osteoporosis.  All of these uses require repeated or cyclical administration of the active compound. Toward that end, the Company has expended considerable effort in developing an orally absorbed and patentable formulation.  Over the past 6 months, a library of such compounds has been isolated that will be tested for oral bioavailability in dogs during the current quarter.

The Company anticipates selecting a lead compound and filing an Investigational New Drug application (IND) during 2011 to expedite clinical development of this class of compounds that address very large markets.

“For a relatively small company, Genta has a host of potentially transforming technologies and near-term milestones ahead of us,” said Dr. Raymond P. Warrell, Jr., the Company’s Chairman and Chief Executive Officer.  “The AGENDA trial represents the culmination of 15 years of clinical effort by many companies to establish economic and market validation of oligonucleotide-based drugs.  Tesetaxel represents a singular opportunity to launch a dominant, first-to-market, oral taxane that offers numerous potential benefits to patients.  The bone space has been exceptionally well-validated by many companies, including Novartis, Inc. and Amgen, Inc,  The ability to enter that market with a novel, highly potent, oral compound represents a tremendous opportunity.  We are very excited with the progress made in each of these areas and look forward to considerable news flow throughout 2011.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com